ESTEEM WIRELESS MODEMS

PRESS RELEASE

ELECTRONIC SYSTEMS TECHNOLOGY ANNOUNCES 2nd QUARTER 2012 FINANCIAL
INFORMATION

KENNEWICK, WASHINGTON --- August 15, 2012 --- Electronic Systems Technology Inc. (EST) (OTCQB: ELST), dba ESTeem Wireless Modems, the manufacturer of the ESTeem product of wireless modems, today announced sales and results of operations for the three and six month periods ended June 30, 2012.

EST reported sales for the second quarter 2012, of $416,931, compared to sales of $312,384 for the same quarter in 2011. For the second quarter of 2012 the Company recorded Net Loss of $(54,123), or $(0.01) per share, compared to a Net Loss of $(106,054), or $(0.02), for the second quarter of 2011. EST recorded a Net Loss of $(78,516) or $(0.02) per share on sales of $909,738 for the six month period ended June 30, 2012, compared with a Net Loss of $(105,565) or $(0.02) per share on sales of $845,604 for the same period in 2011.

Selected Statement of Operations Information
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30 2012	June 30 2011	June 30 2012	June 30 2011
Sales	$416,931	$312,384	$ 909,738	$ 845,604
Net income (loss) before tax	(80,291)	(151,754)	(116,215)	(143,465)
Net Income (loss)	(54,123)	(106,054)	(78,516)	(105,565)
Weighted average common Shares outstanding	5,158,667	5,158,667	5,158,667	5,158,667
Basic Earnings (Loss) per Share	$ (0.01)	$ (0.02)	$ (0.02)	$ (0.02)
Diluted Earnings (Loss) per Share	$ (0.01)	$ (0.02)	$ (0.02)	$ (0.02)

Selected Balance Sheet Information
(Unaudited)
	June 30, 2012	December 31, 2011
Cash and cash equivalents	$624,495	$ 1,227,490
Total current assets	2,880,160	2,967,327
Property & equipment (net)	46,705	54,358
Total assets	2,957,310	3,023,360
Total current liabilities	111,325	100,114
Long-term debt	-0-	-0-
Stockholders' equity	2,839,185	2,915,446

Contact Jon Correio at Electronic Systems Technology, Inc. for additional information.

(EST) ELECTRONIC SYSTEMS TECHNOLOGY - 509-735-9092 (O)
415 N. QUAY ST. - KENNEWICK, WA 99336 - 509-783-5475 (FAX)
WWW.ESTEEM.COM